                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Name of Reporting Person:          L. Daniel Rawitch

     Address of Reporting Person:       3021 Citrus Circle, Suite 150
                                        Walnut Creek, CA 94598

Issuer Name and Trading Symbol:    Finet Holdings Corporation: FNHC

Social Security # (Voluntary):

Statement for Month/Year:          3/99

If Amendment, Date of Original:

Relationship of Reporting Person:  Director
                                        Officer
                                          Title: President

Reporting By:                      One Reporting Person


     Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
--------------------------------------------------------------------------------
----------
   1         2        3              4                    5           6
7
--------  --------  ------  -----------------------  ------------  -------  ----
----------
 Title     Trans-   Trans-  Securities Acquired (A)     Amount     Owner-
Nature of
  of       action   action     or Disposed of (D)    Beneficially   ship
Indirect
Security   Date      Code   -----------------------  Owned at End   Form
Ownership
                             Amount   A/D  Price      of Month       D/I
--------  --------  ------  --------  ---  --------  ------------  -------  ----
----------
Common
Stock      3/17/99   S       12,100    D    $2.38

Common
Stock      3/18/99   S       20,000    D    $2.31

Common
Stock      3/19/99   S       40,000    D    $2.60     874,873       D


</table


   Table II Derivative Securities (D/S) Acquired, Disposed of, or Beneficially
                                      Owned
--------------------------------------------------------------------------------
----------------------------------------
   1      2        3       4          5                  6                  7
8         9       10      11
------  ------  --------  ----  ---------------  -------------------  ----------
-----  ------  ---------  -----  -------
 Title   Conv    Trans    Tran       # D/S         Date     Expira
Title/Number    Price    Number    Owner  Type of
  of      or      Date    Code  Acquir/Disposed   Exercis    tion
Underlying       of      of D/S    ship     (I)
  D/S    Exer    M/D/Y          ---------------    able      Date
Securities       D/S    Owned at    of     Owner
         Price                    (A)      (D)     M/D/Y     M/D/Y    Title
Amount           Month end   D/I    ship
------  ------  --------  ----  -------  -------  --------  --------  ------  --
-----  ------  ---------  -----  -------


/s/  L. Daniel Rawitch               4/12/99
     -----------------------------   ---------
     Signature of reporting person   Date